FORM OF 8-K

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 6, 1997


                             WESTAMERICA CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Oklahoma                     0-17538                  73-1323822
--------------------------------------------------------------------------------
State or Other Jurisdiction         Commission              IRS Employer
     of Incorporation               File Number             Identification No.



  3300 S.W. 34th Avenue, Suite 148, Ocala, Florida                 34474
--------------------------------------------------------------------------------
       (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (352)861-0012


               PO Box 40; Highway 75 North, Dewey, Oklahoma 74029
--------------------------------------------------------------------------------
          (Registrant' former address, if changed since last report.)

ITEM 1.           Changes in Control of Registrant.

         As previously reported on the Registrant's 8-K dated July 2, 1997, on June 26, 1997, Edward R. Foraker ("Foraker") and W.F. Groszkruger ("Groszkruger") (collectively the "Sellers") entered into a Stock Purchase
Agreement with Capital Investment Partners, Inc., a Delaware Corporation ("Capital") whereby Foraker and Groszkruger agreed to sell all of their shares of the Common Stock of Registrant, representing 52% of the voting stock thereof, to Capital for cash considerations.

         Prior to its acquisition of control of the Registrant, Capital was a newly created Delaware corporation established as a private investment banking firm, and engaged in financing Sportsworld 2000 Resort, Inc., a sports-based theme park and time share project planned for Orlando, Florida.

         On August 6, 1997, Foraker (1,360,015 shares) and Groszkruger (275,795 shares) completed the sale of the 1,635,810 shares of the Registrant to Capital in exchange for the sum of $2,862,667. The foregoing numbers are prior to a 1:3 reverse split which was required by Capital's agreement with the Sellers. After the reverse split, Capital acquired 545,270 shares for $2,862,667 ($5.25 per share). Foraker resigned as a director of Registrant but continues as a manager of Registrant's oil and gas operations. Groszkruger resigned as a director and officer of Registrant.

         Daniel M. Boyar, the President of Capital, whose address is 3300 S.W. 34th Avenue, Suite 148, Ocala, Florida 34474 and Michael Harte, whose address is 1823 Wainwright Drive, Reston, Virginia were elected to the Board of the Registrant in connection with the closing of the sale of the Shares by Seller. Subsequently, Max P. Cawal, whose office address is: 3330 S.W. 34th Avenue, Suite 148, Ocala, Florida, 34474 was added as the third director of Registrant.

         Together with the shares of the Registrant acquired by Capital in exchange for Sportsworld (see Item 2 below), Capital currently owns in excess of 75% of the voting stock of Registrant.

ITEM 2.           Acquisition or Disposition of Assets.

         On August 11, 1997, Capital sold all of the capital stock of Sportsworld 2000 Resort, a Florida corporation, to the Registrant, and promised to cause the delivery of up to $4,000,000 to Registrant by year end to fund the costs of purchasing the land on which Sportsworld, a time share vacation ownership development, is to be constructed. The Registrant issued 9,500,000 newly issued Common Shares (the "Acquisition Shares") to Capital for all of the stock of Sportsworld. 500,000 of such shares were issued by Capital to a finder (and certain members of the finder's family) who introduced Capital to the Registrant and assisted in bringing about the transaction. The shares issued to the finder are restricted against re-transfer and bear a restrictive legend. Up to 1,000,000 of the Acquisition Shares are subject to cancellation, in the event Capital shall fail to fund the entire $4,000,000 for development of Sportsworld, or a pro rata reduction in the event of a partial shortfall.

         Capital and the Registrant are affiliated parties. This is a related party transaction, which has not been the result of arms length negotiations or any independent review, third party verification or similar oversight. Capital has committed to Registrant to obtain a fairness opinion for the transaction by December 31, 1997.

ITEM 3.           Bankruptcy or Receivership.

         Not Applicable.

ITEM 4.           Changes in Registrant's Certifying Accountant.

         Not Applicable.

ITEM 5.           Other Events.

         Not Applicable.

ITEM 6.           Resignation of Registrant's Directors.

         See Item 1 above.

         (a) The resignations of the former directors were tendered in connection with the change of control of the Registrant, and not because of any disagreement with the Registrant on any matter relating to operations, policies or practices.

ITEM 7.           Financial Statements and Exhibits.

         Annexed as Exhibit A hereto is the Business Plan of Sportsworld which was presented to the Board of Directors by the representatives of Capital.

ITEM 8.           Change in Fiscal Year.

         Not Applicable.

ITEM 9.           Sales of Equity Securities Pursuant to Regulation S.

         On and after August 12, 1997, Capital transferred 1,200,000 of the Registrant's Common Shares to a limited group of offshore investors based in the Republic of China (Taiwan). All of such investors are believed to be accredited persons. The shares were sold at a price of $4 per share, cash paid. Capital has set aside up to an additional 1,800,000 of the Registrant's Common Shares for similar issuances. Capital has relied upon Regulation S Rule 903 for the exemption from registration for such issuances. The offer and sale was made solely in an offshore transaction. No directed sales efforts were made, or shall be made, in the United States. No U.S. persons acquired any of such shares.


                                  * * * * * * *

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WESTAMERICA CORPORATION


Date:  August 17, 1997                 By: /s/Daniel M. Boyar
                                           ------------------
                                           Daniel M. Boyar, Chairman, President,
                                           Principal Executive Officer

                             BUSINESS PLAN OVERVIEW
                                 AUGUST 1, 1997


INTRODUCTION
------------

         SPORTSWORLD 2000 Resort, Inc., a Florida corporation, is a privately owned corporation, which has two divisions:

         1. SPORTSWORLD 2000 Theme Park Attraction.
         2. SPORTSWORLD Vacation Ownership Resort.


         SPORTSWORLD 2000 Theme Park Attraction
         --------------------------------------

         The sports and entertainment division of SPORTSWORLD has planned to build and develop a Sports Themed Tourist Attraction featuring eight separate sports pavillions or villages which will emphasize and highlight instructional, educational, and entertainment aspects of each sport. The eight different sports that have been planned include Baseball, Basketball, Football, Boxing, Tennis, Golf, Wrestling, and Soccer.

         The management at SPORTSWORLD has cultivated relationships with various professional athletes and their business managers, who have the ability to collectively help SPORTSWORLD promote this planned attraction as a resort where the legends and professionals from different sports are highlighted in a favorable light, and featured in an educational and entertaining manner for the public. By locating such an attraction in Orlando, Florida, down the street from Walt Disney World, we intend to attract a significant portion of the market share from what is currently the largest tourist destination resort area in the world.

         SPORTSWORLD intends to affiliate with the various leagues and players' associations for these sports, and have negotiated certain transactions and endorsements with professional athletes and their business managers. Members of SPORTSWORLD's management team have met with and anticipate finalizing relationships to the National Football League Players Association with Mr. Gene

Upshaw, Joe Frazier and Marvis Frazier, for the Boxing program, and others.

         We have also developed contacts with certain major Business Management Agencies who represent many of the great athletes and who have the same goal that we have, namely to promote their clients in a favorable light, in a family and fun setting, while making it financially beneficial to the athletes. Orlando is the place to showcase the Legends of Sports and SPORTSWORLD intends to be their home.

         SPORTSWORLD has a very detailed program, utilizing the talents of certain proven individuals to sell Corporate Sponsorships for the SPORTSWORLD subsidiary to finance the construction of the theme park attraction, which is estimated to be the most capital intensive portion of the development.

         In order to be financially successful, however, SPORTSWORLD is not relying only upon the earnings from the theme park or its ability to attract a large tourist audience to the property. This is anticipated to be one of the profit centers that could generate substantial revenues and earnings, as well as national publicity and visibility to the overall project. Instead, it is the Vacation Ownership Division of SPORTSWORLD that is expected to be the financial foundation upon which this company will be built.

         SPORTSWORLD Vacation Ownership Resort
         -------------------------------------

         This leisure industry company was established to take advantage of the demographic explosion in Orlando, Florida. SPORTSWORLD has targeted Orlando, Florida, as the site for its newest vacation ownership resort. With years of experience in real estate development and finance, and more particularly timeshare development, the Company's principals have identified a very lucrative segment of the vacation ownership industry in the fastest growing real estate market in the United States.

         Quite simply, SPORTSWORLD plans to exploit the demographic explosion of Orlando, Florida and deliver to vacation ownership buyers an extremely attractive value for their money in a proven market that gets even stronger every year. The cash flow and net earnings from SPORTSWORLD's timeshare vacation ownership sales, viewed through the magnifying glass of our public company price/earnings multiple, should result in significantly higher shareholder value over time.

         SPORTSWORLD has targeted, as its first resort development, properties in the tourist corridor of Orlando located within 5-10 minutes' driving time of Walt Disney World's main entrance. SPORTSWORLD intends to develop and build its own destination resort, which will include 700 vacation ownership homes built around a championship golf course. The overall theme of the resort will be a sports and entertainment theme, in conjunction with SPORTSWORLD 2000 Theme Park Attraction. SPORTSWORLD's management believes that the strongest and most reliable annual earnings component in the entire SPORTSWORLD 2000 Resort will be generated by the vacation ownership program sales.

         At 52 timeshare weeks for each vacation ownership residential unit, 700 units translates into 36,400 timeshare "weeks" available for sale. This timeshare inventory is projected to be sold over a 10 year period, beginning May 1998, at an average price of approximately $12,000 per week, representing a sales revenue total of over $440 million. Initial prices for weeks in the units will be sold for as low as $10,400 and will average $12,106 -- substantially below the present Orlando market for similar timeshare units. Timeshare interests in the Resort will be sold by the Company's in-house sales team at an on-site sales center facility and will also utilize off-site sales teams.

INDUSTRY BACKGROUND.
--------------------

         Over the past 15 years, vacation interval ownership -- the sale of weekly ownership interests in resort properties has become the fastest growing sector of the resort development and travel industry. From its simple beginnings in the early 1960s, vacation ownership -- or timesharing -- grew to worldwide sales of $500 million annually by 1980, and since that time has grown to annual sales of over $5 billion.

         Today, over three million households own vacation ownership interests in over

4,000 resort properties worldwide. With the recent entry into the industry by the large, image-conscious hospitality companies such as Walt Disney, Marriott, and Hilton, the timeshare concept has received substantial added respectability and credibility. Once perceived as an industry which condoned high-pressure and otherwise questionable sales practices, the industry is now highly-regulated by state governments and constantly monitored by its major industry trade group -- ARDA (the American Resort Development Association).

         The industry has matured as is confirmed by the activity and success of a number of timeshare resorts in Orlando, Florida -- the timesharing capital of the world. Since 1980, 6 vacation ownership resorts near Disney World have each sold more than $350 million in timeshare interests. In 1996, over 10% of the world's timeshare sales -- over $500 million -- were generated by Orlando resorts.

         The three Disney theme parks (Magic Kingdom, EPCOT and Disney/MGM Studios) as well as Universal Studios, Sea World and other leisure time attractions make Orlando the number one tourist destination in the world, with over 41 million visitors annually. This constant flow of tourists, drawn from a wide demographic range on a consistent basis throughout the year, has been the key to the success of the area's vacation ownership resorts. What's more, the growth continues as the major players further develop their own facilities. Universal Studios has recently begun a $2 billion expansion of its Universal City development from 125 acres to 800 acres. Walt Disney World has begun construction of its fourth theme park -- the Wild Animal Kingdom -- set for a 1998 opening. Attendance at Disney attractions for 1996 increased 14.5% over 1995 levels. The Orlando International Airport was the world's second fastest growing major airport during the first half of 1996. Passenger traffic grew 12.7% from January-July 1996, second only to Atlanta's 14.2% increase.

         Based on these and other factors, SPORTSWORLD has selected Orlando as the location for its timeshare vacation ownership destination resort.

HOW VACATION OWNERSHIP WORKS.
-----------------------------

         Typically, a timeshare resort will sell 52 individual weekly interests in each of a number of "attached" multi-family residential units. Each purchaser of a "timeshare week" receives a real estate deed to his 1/52 ownership interest, which he can sell, transfer by gift or will to a third party as he would any other real estate interest. This 1/52 ownership interest gives the owner the right to use that residential unit (or a similar unit in the same property) one week per year, forever, or the owner may exchange that week's use, yearly if desired, for a week in another "affiliated" resort.

         This exchange privilege is assured by a resort's affiliation with one of the two major timeshare exchange companies -- Resort Condominiums International ("RCI") and Interval International. Through this affiliation, the owners of a timeshare resort have the right, each year, to exchange for time periods in over 1,000 affiliated resorts worldwide (over 3,000 resorts in the case of RCI), including locations such as Hawaii, the Colorado Rockies, Europe, the Caribbean Islands or the beaches of Mexico.

         Timeshare exchange privileges and the trading value of the owners' interests are based on the desirability of the time of year in which an owner purchases his week. RCI for example, rates those times as "Red," "White" or "Blue," with Red being the most desirable time of the year for trading purposes. All 52 weeks of the year in Orlando resorts are rated as "Red" time, giving Orlando timeshare owners the highest exchange value for any week they purchase when they exchange into an affiliated resort. An owner also has the option, each year, to "space-bank" his week with the exchange company, to use for a week in the future.

         A timeshare resort operates similar to a hotel with owners and exchangers checking in as resort "guests" for one-week periods. One main difference is that the owners pay annual maintenance fees ($250-$300/year for each one-week period owned) to the homeowners' association to cover their pro-rated share of ongoing operating expenses. These expenses include insurance, utilities, housekeeping, hospitality and guest services, repairs and maintenance, and reserves for capital improvements and replacement of furnishings, and management fees. Owners also pay their prorated share of property taxes (about $50/year for a one-week interest).

         The other significant distinction from a hotel/guest experience is that, in the case of a timeshare resort, the owner has pre-paid for his lodging. In fact, he has pre-paid for many years to come, locking in the cost of future vacations at today's price for a timeshare interest.

THE COMPANY'S PLAN OF OPERATION.
--------------------------------

         SPORTSWORLD has identified a very lucrative segment of the vacation ownership market with a new concept, the sale and marketing of a single family home, with 3 bedrooms and 3 baths, and each home with its own heated pool and spa. These homes will be built around an 18 hole Championship golf course.

         SPORTSWORLD's vacation ownership division will employ its own sales and marketing team and plans to tour 100-125 sales prospects per day through an on-site sales center. Tours will be generated from the pool of tourists and visitors in Orlando as well as through specific travel and other marketing programs designed to attract visitors to the Resort.

         The Company anticipates that approximately 5% of its total timeshare sales will be for cash, the remaining 95% to be financed by the Company. On financed sales, buyers will pay an average of 15% down and will execute secured promissory notes payable over an average of 7 years at an average interest rate of 15.9%. (The Resort will have a series of buyer interest rates, as high as 18%.) The seven-year notes are expected to be paid by the buyers within an average of 5 years, i.e., the Company expects most notes to be prepaid. This commercial paper yields a very attractive profit to SPORTSWORLD as a result of the difference between the cost to the timeshare buyer that we will charge for the financing and the price at which SPORTSWORLD can hypothecate that paper. This profit spread is in addition to the net earnings from the vacation ownership sales.

COMPANY MANAGEMENT AND PROFESSIONALS.
-------------------------------------

         The Company is a privately held corporation, with its corporate offices in Ocala, Florida. The officers and directors have extensive experience in real estate development and finance and in timeshare sales, marketing, and management. The sales and marketing team for the Resort will be hired primarily from the Orlando timeshare market.

         The plan for design of the Resort will be coordinated by a top Florida architectural firm in conjunction with an award-winning timeshare interior design group. The construction will be completed by an experienced Orlando-based general contractor.

MARKETING STRATEGIES.
---------------------

         The marketing strategy for the Resort has been patterned after techniques used by the most successful Orlando timeshare resorts for 15 years. These proven methods are designed to attract prospects through two primary stages of marketing activities:

STAGE ONE

         1. Off Premises Contacts (OPC). The pool of millions of tourists in Orlando each year is one of the primary reasons for the success of Orlando timeshare resorts. These resorts attract sales prospects to their properties by offering, to visitors who have already arrived in Orlando, incentives to take a sales tour. Lead generation companies, which have contracts with hundreds of "locations" frequented by tourists, make contacts with these prospects and offer incentives or premiums -- usually tickets to Disney or other area attractions -- to tour a specific resort. SPORTSWORLD will contract with an Orlando lead generation company to provide the Resort 80-100 sales prospects or tours each day, 360+ days a year.

         "Net closings" of timeshare sales represent the Resort's "Gross" closings less any sales which are canceled or rescinded by the buyer. (In Florida, a buyer has a statutory 10 day rescission period.) Net closing ratios for OPC tours are typically the lowest of any lead generation program (averaging 6%-10% at Orlando area resorts) and the same is anticipated to be true at the SPORTSWORLD Resort. The Company projects an initial net closing percentage, from OPC tours, of an average of 8.0%. Over the life of the project, closing ratios are expected to average 8.5% from these sources. Notwithstanding relatively low OPC closing ratios, the Resort's ability to obtain a steady daily flow of OPC tours assures the sales team a consistent number of prospects each day. This consistency enhances the proper scheduling of sales personnel and allows for greater sales efficiencies in the Resort's other lead generation programs.

         If OPC tours were the only source of leads for the Resort, the expected closing ratios would, in fact, still generate the desired results in terms of a 10 year sell-out of the 700 units, illustrated by the "model" below:

118 Avg OPC Tours Per Day x 8.5% Net Closing Ratio     =10+ Net Sales (i.e., weeks)/day

10+ Sales/Day x 364 Selling Days/Year                  = 3,640 Sales Per Year

3,640 Sales/Year x 10 Years                            = 36,400 Sales of Weeks
  (Sell-Out of 700 Units)

         2. Mini-Vacation Programs.. An average of 50-60 OPC tours per day will be available to the Resort. However, other lead generation programs will be utilized from the outset. Through the use of tele-marketing and the implementation of vacation certificate programs and arrangements with travel agencies and tour operators, sales prospects will be generated for the Resort with the offer of discounted travel to the Orlando area. These vacations are usually 3 day/2 night trips. In the case of the Resort's "mini-vac" programs, prospects will likely stay in one of the Resort units -- another advantage of purchasing an existing property with full certificates of occupancy. Net closing ratios for tours generated through mini-vacations are traditionally twice that of OPC tours -- 15% or higher.

STAGE TWO

         Stage One of the marketing program -- the touring of OPC prospects and "mini-vac" leads will remain in use throughout the sales period. However, within the first year of sales, the Resort will begin to implement secondary programs to enhance sales. Each of the following independent programs typically achieves net closing ratios 2-3 times those of OPC tours. Each, however, relies on an owner base to maximize efficiencies.

         1. Owner Re-Loads.. Recent timeshare surveys show that nearly 50% of timeshare owners plan to buy additional timeshare interests. An owner who purchases a week this year and returns next year to use his week (and is happy with his "guest experience") is a prime candidate for another week's purchase. Owner re-load net closing percentages are expected to be very high, averaging 25% or more. But more importantly, because of reduced sales costs and minimal marketing costs, owner-based tours produce proportionately larger profit margins than other tours.

         2. Exchangers into the Resort Through the Exchange Company. Similar to owner re-loads, a timeshare owner who owns a unit at a different resort, but exchanges into the Company's Resort, is a candidate to purchase an additional week. This exchanger not only understands and believes in timesharing, but also knows that the exchange concept works.

         3. Owner Referral Program.. Owner referrals are perhaps the most important source of a significant number of new prospects in Stage Two of the marketing program. Happy owners will want to share their experience with friends and relatives, even more so if the owner is offered incentives to introduce prospects to the Resort. The most sales-efficient owner referral is a prospect who accompanies the owner to the Resort. Closing percentages can reach 35%-40% for these prospects, with very low marketing costs.

         The addition of tours derived through Stage Two of the Resort's marketing effort is instrumental in reducing overall marketing costs to the project. Using essentially 100% OPC tours (under the above model), the Resort projects total sales and marketing costs at 48% of net sales over the 10 year sales period -- 25% for marketing alone. This 25% marketing cost figure equals $100,000,000 over this period. The effective use of owner-based marketing programs can be expected to save a portion of these costs.


RESORT PROPERTY (700 Timeshare Units and Golf Course) Project
-------------------------------------------------------------
Economics:
----------

         1. Purchase of Resort Property and Construction Costs
            --------------------------------------------------

         Acquisition of Land (400 + acres)                      $  8,000,000
         Development of Golf Course                                2,500,000
         Club House and Equipment                                  1,000,000
         Roads, Common Area, Lot Construction                      5,500,000
         Amenities; Pool, Tennis, Playground                       1,000,000
         Design and Engineering Fees                               1,000,000
         Sales and Preview Center                                  1,000,000

         Product Cost:
             500 Pool Homes @ $150,000                            75,000,000
             200 3Bedroom/3Bath Condo Units @ $100,000            20,000,000
             FF&E @ $30,000 per Unit                              21,000,000
             Interest on Construction Debt                         2,000,000
                                                                ------------
    Total Product Cost                                          $138,000,000
                                                                ============


         2. Projected Sale of 36,400 Timeshare Weeks
            ----------------------------------------
            (700 Units), May, 1998-April 2000.
            ----------------------------------

         Total: 700 Units = 36,400 Weeks
         @ $12,106/Week Avg. = +/- $440,658,400 Net Sales

         Net Sales represent the Gross timeshare sales, less any rescissions and cancellations.

         3. Projected Profit and Loss
            -------------------------

         Sales and Other Revenues. As set forth above, SPORTSWORLD anticipates that the Resort will generate net sales revenues of nearly $440 million between May 1998 and April 2008, based on the sale of 700 total converted units (36,400 timeshare weeks)at an average price of $12,106 per week. These net sales are based on the touring of approximately 430,700 leads over the 10-year sales period -- resulting in an average "Volume Per Guest" ("VPG") of about $1023.

         In addition to revenue from timeshare sales, the Resort will derive substantial income from interest on the projected $418,000,000 of notes receivable generated from timeshare sales, bearing interest at an average rate of 17%. The interest income that is projected to be earned on these receivables over the life of the project is projected to exceed $100 million.

         Expenses. While the Resort has two primary sources of income, it also has two categories of expense:

         I. Expenses relating to the sales of timeshare interests, including product costs, sales and marketing expenses and the collection of notes receivable. Interest on acquisition debt is also included in this category.

         II. Interest and loan fees paid on the Resort's hypothecation financing.

         Category I Expenses: Product Costs and Operating Expenses
         ---------------------------------------------------------

         (a) Product Costs. The cost of the timeshare inventory consists of:

                  (i) the $12,000,000 cost to acquire and develop the land; excluding the Club House , Amenities and Common area.

                  (ii) The $95,000,000 cost to build the 500 single family homes; each with its own heated pool and spa along with the 200 -- 3 bedroom/3 bath lock-off units.

                  (iii) The cost of the FF&E in the unit, is estimated to be $21,000,000 -- an average of $30,000 per unit -- expended over a period of ten (10) years.

Adding acquisition costs, development cost, FF&E and interest on construction, product cost are calculated as follows:

Acquisition Cost                                         $ 12,000,000
Construction Cost                                          95,000,000
FF&E                                                       21,000,000
Interest on Construction                                    2,000,000
                                                         ------------
     Total Product Cost                                  $130,000,000
                                                         ============

         The product cost total of $130,000,000 is equal to approximately 29.5% of the 440 million in projected net sales volume for the 36,400 timeshare weeks in the 700 units. Typical timeshare resorts show product cost in the range of 20%-25% of net sales. Although newly built properties can have product cost in excess of 30%.

         (b) Sales and Marketing Expenses. Sales expenses, including commissions, overrides, sales department salaries and overhead, and all other sales costs, are projected to average 20% of net sales over the sales period May, 1998-April, 2008. Marketing expenses are projected to average 25% of net sales; therefore, aggregate sales and marketing expenses are projected at 45% of net sales. First year sales and marketing costs are projected at 51% of net sales, but efficiencies thereafter should lower the overall 10 year period sales and marketing costs to the targeted 45% figure.

         (c) G&A. G&A costs include all executive and non-sales/marketing department salaries, expenses and overhead, including items such as administrative facilities and equipment. G&A also includes the subsidy of the homeowners' association until a sufficient number of owners begin paying maintenance fees to carry the cost of operating of the Resort. G&A is estimated at 5% of net sales during the 10 year sales period.

         (d) Allowance for Bad Debts. Since 95% of the Resort's sales will be financed by the Company (with the notes receivable pledged to hypothecation lenders in order to generate ongoing required cash), the Resort will have non-collectible receivables. Typically, the Resort will assume ownership of any defaulted weeks and resell them as "new" inventory. However, certain administrative costs and discounting of "re-sales" are assumed to occur, resulting in an allowance for uncollected notes receivable. These "net" bad debts are estimated at an amount equal to approximately 1% of the face amount of the projected $418 million in notes receivable generated over the 10 year sales period, or about $4.1 million. This figure is the equivalent of approximately 1% of the projected $440 million in net sales revenue.

         While the Resort will generate income from rentals of unsold timeshare inventory and from other sources, this financial information takes into account only the projected timeshare sales revenue for the 700 units. Using this figure, and the above Category I Product Costs and Operating Expense items, the SPORTSWORLD Resort proforma shows the following operating profit:

                           PROJECTED OPERATING PROFIT
                           --------------------------

                                                                                       % of Net Sales
                                                                                       --------------
Net Sales Revenues                                            $440,658,400                 100.0%
Less:
Product Cost (including acq. interest)                         130,000,000                  29.5%
Sales & Marketing Costs                                        198,241,000                  45.0%
G&A Expenses                                                    22,032,000                   5.0%
Allowance for Bad Debts                                          4,406,000                   1.0%
                                                              ------------                 -----
Subtotal, Costs                                               $354,679,000                  80.5%

Projected Net Profit, Sales Operations *                      $ 85,979,400                  19.5%
                                                              ============                 =====

* This figure does not take into consideration interest earned on notes receivable or interest on fees paid on hypothecation debt.

Category II Expenses:  Hypothecation Loan Interest and Loan Fees

         In addition to the costs associated with the timeshare sales and operation shown above, the Resort incurs loan fees and interest expense on funds borrowed from third party "hypothecation" lenders, secured by its timeshare notes receivable. For purposes of the financial projections, it is assumed that the Resort borrows an amount equal to approximately 75%-77% of the overall unpaid principal balance of its notes. This figure is equivalent to an 85% advance rate on 90% of the timeshare paper, the 10% balance of the paper assumed to be "unfinanceable" for purposes of this projection.

         The Resort begins borrowing from one or more Hypothecation lenders 30+ days after its first timeshare sale. By the end of 1998 the loan balance is $37 million, growing to a high of approximately $377 million in April 2008. At the time the loan balance reaches this $377 million level, the principal balance of receivables is about $400 million. For the purposes of the financial projections, the Hypothecation loan balance is paid in full by September 2015.

         Interest and loan fees paid on Hypothecation financing offset a portion of the interest earned on the notes receivable. As set forth below, the total interest income projected to be earned on the timeshare notes receivable over the life of the project is in excess of $422 million. Interest projected to be paid on Hypothecation loans secured by those receivables is approximately $303 million. Hypothecation Loan Fees are calculated at $8.8 million (approximately 2% of Net Sales). The "interest spread" (net of interest paid and loan fees) is calculated to be about a net of $110 million, as follows:

Projected Interest Earned on Notes Receivable                      $ 422,400,000
                  (@ 15.9% avg.)
LESS:
Interest Paid on Hypothecation Debt (@ 11.5%)                     ($ 303,600,000)
Hypothecation Loan Fees                                           ($   8,800,000)
                                                                   -------------
Net Interest Earned                                                $ 110,000,000
                                                                   =============

Calculation of Adjusted Projected Net Profit.
---------------------------------------------

         Projected Operating Net Profit from Sales Operations was calculated above at $85,979,400. The following schedule adds to this figure, interest earned on timeshare notes receivable, and subtracts interest and loan fees paid to hypothecation lenders.

Projected Net Profit, Sales Operations                              $ 85,979,400

ADD: Interest Earned on Notes Receivable (@15.9% avg.)              $422,400,000

LESS:
Interest Paid on Hypothecation Debt (@11.5%)                        $303,600,000
Hypothecation Loan Fees                                             $  8,800,000
                                                                    ------------

Adjusted Projected Net Profit, Timeshare Operation                  $195,926,000
                                                                    ============


STRENGTHS OF THE COMPANY'S RESORT PROJECT.
------------------------------------------

         The Resort -- An Immediately Developable Vacation Ownership Resort Of Optimum Size and Cost

Location
--------

         Orlando is the world's leading timeshare market, generating over 10% of worldwide sales and supporting the industry's largest and most successful timeshare operations. The Company's Resort will be located in the tourist corridor of Orlando on a major thoroughfare, 5-10 minutes driving time to the main entrance of Walt Disney World. The other main Orlando-area attractions such as Universal Studios and Sea World, are also close-by, as is the Orlando International Airport. To the West, Busch Gardens in Tampa is within an hour's drive, and Cocoa Beach and Cape Canaveral are an hour's drive to the East.

An Attractively Priced Timeshare Product
----------------------------------------

         Timeshare weeks at the Company's Resort will be priced initially as low as $9900 for a two-bedroom unit, with an average price of $11,500. The average price of all units over the projected 10 year sales period is less than $13,000 per week.. These prices are substantially below the market for similar product in the Orlando area. Since most timeshare buyers say that the "exchange privilege" is a primary reason for their decision to purchase, the Resort's ability to offer a "Red" week within this price range will significantly enhance the product's desirability and marketability.

A Quality Development and Operations Team
-----------------------------------------

         The Company's management team has a strong real estate and timeshare development background with the ability and experience to develop and market not only the Company's current 700-unit Resort, but also future SPORTSWORLD Vacation Ownership properties in Orlando.

Quality Participants in the Industry
------------------------------------

         The entry of Marriott into the timeshare business in 1986 added substantial credibility to the industry. Marriott now has over 30 timeshare resorts worldwide, including several in Orlando. Walt Disney World's entry in Orlando in 1991, followed by Hilton and other major hospitality companies, further validated the industry and the timeshare concept. Notwithstanding the success of these image conscious, publicly-held companies, the Orlando timeshare market continues to be dominated by privately-owned, non-branded resorts.

A Vacation Concept with Proven Appeal
-------------------------------------

         The concept of vacation ownership is appealing. Buyers pay for an undivided interest in quality, fully managed real estate, with the right to use the Resort each year or to exchange for use in one of several thousand affiliated resorts worldwide. Timeshare, properly marketed to the buyer, is the prepayment of a lifetime of vacations. A timeshare interest is significantly more flexible and cost efficient than a second or vacation home.